EXHIBIT 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
THE SPORTSMAN’S GUIDE, INC.

ARTICLE I
          The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
The Sportsman’s Guide, Inc.
ARTICLE II
          The address of the Corporation’s registered office in the State of Minnesota is c/o National Registered Agents, Inc., Capitol Professional Bldg., 590 Park Street, Suite 6, St. Paul, MN 55103. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.
ARTICLE III
          The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Minnesota Business Corporation Act.
ARTICLE IV
          The following persons shall be the initial directors of the Corporation, until their successors are duly qualified and elected:
-	Mr. Thierry Falque-Pierrotin

-	Mr. Eric Faintreny

-	Mr. Frederick William Oakes

-	Mr. Bernard Ansart

-	Mr. Olivier Marzloff
ARTICLE V
          Section 1. The Corporation shall be authorized to issue 10,000 shares of capital stock, of which 10,000 shares shall be shares of Common Stock, $0.1 par value (“Common Stock”).
          Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.
ARTICLE VI
          Section 1. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, if authorized in writing or writings signed by a majority of shareholders who would be entitled to vote upon that action. The written action is effective when it has been signed by such shareholders, unless a different effective time is provided in the written action.
          Section 2. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if authorized in writing or writings signed by a majority of the directors. The written action is effective when it has been signed by such directors, unless a different effective time is provided in the written action.
ARTICLE VII
          The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Minnesota at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE VIII
          The name and mailing address of the incorporator is Victor Decrion, Esq., c/o Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.

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